    EXHIBIT 99.1

Shutterstock Reports Second Quarter 2021 Financial Results
Raises 2021 Full Year Guidance

New York, NY - July 27, 2021 - Shutterstock, Inc. (NYSE: SSTK) (the “Company”), a leading global creative platform offering full-service solutions, high-quality content, and tools for brands, businesses and media companies, today announced financial results for the second quarter ended June 30, 2021.
Commenting on the Company’s performance, Stan Pavlovsky, the Company’s Chief Executive Officer, said, “Revenue growth accelerated in the second quarter supported by robust demand across revenue channels, content types and product offerings. Our subscription offerings are resonating strongly in the market and we are encouraged by the execution in our enterprise revenue channel.
“I am also excited to launch Shutterstock.AI and welcome Pattern89, Datasine and Shotzr to Shutterstock. The acquisition of these leading artificial intelligence platforms will power our predictive performance capabilities to help creatives and customers accomplish their goals by making more data-informed content decisions.”

Second Quarter 2021 highlights compared to Second Quarter 2020:
    Financial Highlights
•Revenue increased 19% to $189.9 million. On a constant currency basis, revenue increased 16%.
•Income from operations increased 47% to $33.2 million.
•Net income increased 55% to $29.5 million.
•Adjusted EBITDA increased 43% to $53.1 million.
•Diluted EPS increased by 49% to $0.79 per share.
•Adjusted net income per diluted share increased by 65% to $1.02 per share.

    Key Operating Metrics
•Subscribers increased 44% to 321,000.
•Subscriber revenue increased 25% to $78.1 million.
•Average revenue per customer, increased 9% to $356.
•Paid downloads increased 2% to 44.9 million.
•Revenue per download increased 16% to $4.17.
•Image collection expanded 12% to approximately 380 million images.
•Footage collection expanded 16% to approximately 22 million clips.

Shutterstock Acquires Three Artificial Intelligence Platforms
In July 2021, Shutterstock acquired Pattern89 Inc., Datasine Limited and assets from Shotzr, Inc. The aggregate cash consideration was approximately $35 million, and is subject to customary working capital and other adjustments, paid from existing cash on hand.

SHUTTERSTOCK INVESTOR RELATIONS MICRO SITE
Accessible at content.shutterstock.com/investor-report/index.html.

SECOND QUARTER RESULTS
Revenue
Second quarter revenue of $189.9 million increased $30.7 million or 19% as compared to the second quarter of 2020. Revenue generated through our E-commerce sales channel increased 23% as compared to the second quarter of 2020, to $120.7 million, and represented 64% of total revenue in the second quarter of 2021. E-commerce revenue growth was driven by higher subscriber revenue and also benefited from our acquisition of TurboSquid on February 1, 2021. Revenue from our Enterprise sales channel increased 13% as compared to the second quarter of 2020, to $69.2 million, and represented 36% of second quarter revenue in 2021. Enterprise revenue growth was driven by billings momentum over the last several quarters, supported by sales execution, and the introduction of new subscription products such as SMB Flex.
On a constant currency basis, revenue increased 16% in the second quarter of 2021 as compared to the second quarter of 2020. On a constant currency basis, E-commerce revenue increased by 20% in the second quarter of 2021, as compared to the second quarter of 2020. On a constant currency basis, Enterprise revenue increased by 9% in the second quarter of 2021, as compared to the second quarter of 2020.

Net income and net income per diluted share
Net income of $29.5 million increased $10.5 million as compared to $19.0 million for the second quarter in 2020. Net income per diluted share was $0.79, as compared to $0.53 for the same period in 2020. This increase is due primarily to increased revenue in the second quarter of 2021 as compared to the second quarter of 2020, which has outpaced the growth of expenses. Growth in our operating expenses was driven by higher royalty expense related to our increased revenues, increased sales commissions associated with higher enterprise billings and non-cash compensation expense associated with certain performance-based awards.
Adjusted net income per diluted share was $1.02 as compared to $0.62 for the second quarter of 2020, an increase of $0.40 per diluted share.
Adjusted EBITDA
Adjusted EBITDA of $53.1 million for the second quarter of 2021 increased by $16.0 million, or 43%, as compared to the second quarter of 2020, due primarily to increased revenue, and to our margin expansion initiatives. The adjusted EBITDA margin increased to 27.9% from 23.3% in the second quarter of 2020.

SECOND QUARTER LIQUIDITY
Our cash and cash equivalents increased by $47.1 million to $411.0 million at June 30, 2021, as compared with $363.9 million as of March 31, 2021. This increase was driven by $71.4 million of net cash provided by our operating activities, partially offset by $9.8 million used in investing activities and $14.4 million used in financing activities.
Net cash provided by our operating activities was favorably affected by our increased operating income, in addition to changes in the timing of payments pertaining to operating expenses. Cash used in investing activities primarily consists $6.8 million related to capital expenditures. Cash used in financing activities consists primarily of $7.7 million related to the payment of the quarterly cash dividend and $7.2 million paid in settlement of tax withholding obligations related to employee stock-based compensation awards.
Free cash flow was $61.7 million for the second quarter of 2021, an increase of $39.3 million from the second quarter of 2020. This change was primarily driven by higher cash flows from operating activities.

QUARTERLY CASH DIVIDEND
During the three and six months ended June 30, 2021, the Company declared and paid cash dividends of $0.21 and $0.42 per common share, respectively, or $7.7 million and $15.3 million, respectively.
On July 19, 2021, the Board of Directors declared a dividend of $0.21 per share of outstanding common stock, payable on September 16, 2021 to stockholders of record at the close of business on September 2, 2021.

KEY OPERATING METRICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Subscribers (end of period)(1)	321,000	223,000	321,000	223,000
Subscriber revenue (in millions)(2)	$78.1	$62.7	$154.6	$126.6

Average revenue per customer (last twelve months)(3)	$356	$326	$356	$326
Paid downloads (in millions)(4)	44.9	44.0	90.7	90.8
Revenue per download(5)	$4.17	$3.61	$4.07	$3.51
Content in our collection (end of period, in millions)(6):
Images	380	340	380	340
Footage clips	22	19	22	19
_______________________________________________________________________________________________________________________
(1) Subscribers is defined as those customers who purchase one or more of our monthly recurring products for a continuous period of at least three months, measured as of the end of the reporting period.
(2) Subscriber revenue is defined as the revenue generated from subscribers during the period.
(3) Average revenue per customer is calculated by dividing total revenue for the last twelve-month period by customers. Customers is defined as total active, paying customers that contributed to total revenue over the last twelve-month period.
(4) Paid downloads is the number of downloads that our customers make in a given period of our content. Paid downloads exclude custom content and downloads of content that are offered to customers for no charge, including our free image of the week.
(5) Revenue per download is the amount of content-related revenue recognized in a given period divided by the number of paid downloads in that period excluding revenue from custom content and the impact of revenue that is not derived from or associated with content licenses.
(6) Represents approved images (photographs, vectors and illustrations) and footage (in number of clips) in our library on shutterstock.com at the end of the period. This collection metric excludes content that is not uploaded directly to our site but is available for license by our customers through an application program interface, custom content and certain content that may be licensed for editorial use only.

2021 GUIDANCE UPDATE
The Company’s revised expectations for the full year 2021 are as follows:
•Revenue of $740 million to $750 million, representing annual growth of 11% to 12.5%, an increase from the previous guidance of $720 million to $730 million.
•Adjusted EBITDA of between $175 million to $180 million, an increase from the previous guidance of $171 million to $177 million.
•Adjusted net income per diluted share of between $2.80 to $2.95, an increase from the previous guidance of $2.78 to $2.93 per diluted share.

NON-GAAP FINANCIAL MEASURES
To supplement Shutterstock’s consolidated financial statements presented in accordance with the accounting principles generally accepted in the United States, or GAAP, Shutterstock’s management considers certain financial measures that are not prepared in accordance with GAAP, collectively referred to as non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow.
Shutterstock defines adjusted EBITDA as net income adjusted for depreciation and amortization, non-cash equity-based compensation, foreign currency transaction gains and losses, interest income and expense and income taxes; adjusted EBITDA margin as the ratio of adjusted EBITDA to revenue; adjusted net income as net income adjusted for the impact of non-cash equity-based compensation, the amortization of acquisition-related intangible assets and the estimated tax impact of such adjustments; adjusted net income per diluted common share as adjusted net income divided by weighted average diluted shares; revenue growth (including by distribution channel) on a constant currency basis as the increase in current period revenues over prior period revenues, utilizing fixed exchange rates for translating foreign currency revenues for all periods in the comparison; billings as revenue adjusted for the change in deferred revenue during the period; and free cash flow as cash provided by operating activities, adjusted for capital expenditures, content acquisition, and, with respect to the year ended December 31, 2020, a payment associated with long-term incentives related to our 2017 acquisition of Flashstock. These figures have not been calculated in accordance with GAAP and should be considered only in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. Shutterstock cautions investors that non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.
Shutterstock’s management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow are useful to investors because these measures enable investors to analyze Shutterstock’s operating results on the same basis as that used by management. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share provide useful information to investors about the performance of the Company’s overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to Shutterstock’s underlying operating performance; and revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) provides useful information to investors by eliminating the effect of foreign currency fluctuations that are not directly attributable to Shutterstock’s operating performance. Management also believes that providing these non-GAAP financial measures enhances the comparability for investors in assessing Shutterstock’s financial reporting. Shutterstock’s management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and after excluding the impact of nonrecurring payments associated with long-term incentives related to our 2017 acquisition of Flashstock, and provides them with the same measures that management uses as the basis for making resource allocation decisions.
Shutterstock’s management also uses the non-GAAP financial measures adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow, in conjunction with GAAP financial measures, as an integral part of managing the business and to, among other things: (i) monitor and evaluate the performance of Shutterstock’s business operations, financial performance and overall liquidity; (ii) facilitate management’s internal comparisons of the historical operating performance of its business operations; (iii) facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of Shutterstock’s management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
Reconciliations of the differences between adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, billings, free cash flow, and the most comparable financial measures calculated and presented in accordance with GAAP, are presented under the headings “Reconciliation of Non-GAAP Financial Information to GAAP” and “Supplemental Financial Data” immediately following the Consolidated Balance Sheets. We do not provide a reconciliation of adjusted EBITDA guidance to net income guidance or a reconciliation of adjusted net income per diluted share guidance to net income per diluted share guidance, because we are unable to calculate with reasonable certainty the impact of potential future transactions, including, but not limited to, capital structure transactions, restructuring, acquisitions, divestitures or other events and asset impairments, without unreasonable effort. These amounts depend on various factors and could have a material impact on net income and net income per diluted share, but may be excluded from adjusted EBITDA and adjusted net income per diluted share. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

EARNINGS TELECONFERENCE INFORMATION
The Company will discuss its second quarter and full year financial results during a teleconference today, July 27, 2021, at 8:30 AM ET. The conference call can be accessed in the U.S. at (844) 634-1442 or outside the U.S. at (615) 247-0239 with the conference ID# 5195865. A live audio webcast of the call will also be available simultaneously at http://investor.shutterstock.com.
Following completion of the call, a recorded replay of the webcast will be available in the investor relations section of Shutterstock’s website. A telephone replay of the call will also be available until August 3, 2021 in the U.S. at (855) 859-2056 or outside the U.S. at (404) 537-3406 with the conference ID# 5195865.
Additional investor information can be accessed at http://investor.shutterstock.com.

ABOUT SHUTTERSTOCK
Shutterstock, Inc. (NYSE: SSTK), is a leading global creative platform offering full-service solutions, high-quality content, and tools for brands, businesses and media companies. Directly and through its group subsidiaries, Shutterstock’s comprehensive collection includes high-quality licensed photographs, vectors, illustrations, videos, 3D models and music. Working with its growing community of over 1.8 million contributors, Shutterstock adds hundreds of thousands of images each week, and currently has more than 380 million images and more than 22 million video clips available.
Headquartered in New York City, Shutterstock has offices around the world and customers in more than 150 countries. The Company also owns Offset, a high-end image collection; Shutterstock Studios, an end-to-end custom creative shop; PremiumBeat, a curated royalty-free music library; Shutterstock Editorial, a premier source of editorial images and videos for the world’s media; TurboSquid, a leading 3D content marketplace; Amper Music, an AI-driven music platform; and Bigstock, a value-oriented stock media offering.
For more information, please visit www.shutterstock.com and follow Shutterstock on Twitter and on Facebook.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly in the discussion under the caption “2021 Guidance Update.” All statements other than statements of historical fact are forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding guidance, industry prospects, future business, future results of operations or financial condition, future dividends, our ability to consummate acquisitions and integrate the businesses we have acquired or may acquire into our existing operations, new or planned features, products or services, management strategies, our competitive position and the COVID-19 pandemic. You can identify forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “predict,” “project,” “seek,” “potential,” “opportunities” and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements contained herein. Such risks and uncertainties include, among others, those discussed under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2021 (our “2020 Form 10-K”), and in our consolidated financial statements, related notes, and the other information appearing elsewhere in the 2020 Form 10-K, our Quarterly Report on Form 10-Q filed with the SEC on July 27, 2021, and our other filings with the SEC. Given these risks and uncertainties, you should not place undue reliance on any forward-looking statements. The forward-looking statements contained in this press release are made only as of the date hereof, and Shutterstock does not intend, and, except as required by law, we undertake no obligation to update any forward-looking statements contained herein after the date of this press release to reflect actual results or future events or circumstances.

Investor Relations Contact	Press Contact
Chris Suh	Aimée Leabon
ir@shutterstock.com	press@shutterstock.com
646-257-4825	917-563-4991

Shutterstock, Inc.
Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenue	$189,912	$159,230	$373,193	$320,515

Operating expenses:
Cost of revenue	67,757	63,811	129,589	132,934
Sales and marketing	45,896	35,557	87,817	78,217
Product development	11,993	12,485	22,724	25,554
General and administrative	31,041	24,832	61,720	55,484
Total operating expenses	156,687	136,685	301,850	292,189
Income from operations	33,225	22,545	71,343	28,326
Other income / (expense), net	1,323	149	(1,139)	662
Income before income taxes	34,548	22,694	70,204	28,988
Provision for income taxes	5,094	3,707	11,236	5,683
Net income	$29,454	$18,987	$58,968	$23,305

Earnings per share
Basic	$0.81	$0.53	$1.62	$0.65
Diluted	$0.79	$0.53	$1.58	$0.65

Weighted average common shares outstanding:
Basic	36,570	35,652	36,453	35,587
Diluted	37,189	35,906	37,218	35,894

Shutterstock, Inc.
Consolidated Balance Sheets
(In thousands, except par value amount)
(unaudited)

	June 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$411,046	$428,574
Accounts receivable, net of allowance of $2,425 and $4,942	49,756	43,846
Prepaid expenses and other current assets	23,615	16,650
Total current assets	484,417	489,070
Property and equipment, net	49,990	50,906
Right-of-use assets	36,336	39,552
Intangibles assets, net	46,409	25,765
Goodwill	149,069	89,413
Deferred tax assets, net	7,867	13,566
Other assets	21,764	21,372
Total assets	$795,852	$729,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,402	$2,442
Accrued expenses	73,889	67,909
Contributor royalties payable	30,317	26,336
Deferred revenue	161,935	149,843
Other liabilities	10,993	10,399
Total current liabilities	282,536	256,929
Lease liabilities	38,678	41,620
Other non-current liabilities	9,304	9,170
Total liabilities	330,518	307,719
Commitment and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 39,173 and 38,803 shares issued and 36,615 and 36,245 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	392	389
Treasury stock, at cost; 2,558 shares as of June 30, 2021 and December 31, 2020	(100,027)	(100,027)
Additional paid-in capital	360,404	360,939
Accumulated other comprehensive loss	(7,391)	(7,681)
Retained earnings	211,956	168,305
Total stockholders’ equity	465,334	421,925
Total liabilities and stockholders’ equity	$795,852	$729,644

Shutterstock, Inc.
Consolidated Statements of Cash Flows
(In thousands, except par value amount)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$29,454	$18,987	$58,968	$23,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,152	10,851	20,243	21,370
Deferred taxes	2,215	1,079	1,782	693
Non-cash equity-based compensation	9,686	3,636	17,896	9,396
Bad debt expense	(313)	428	213	1,086
Changes in operating assets and liabilities:
Accounts receivable	(164)	(3,952)	(6,056)	(3,279)
Prepaid expenses and other current and non-current assets	3,414	2,256	(5,892)	49
Accounts payable and other current and non-current liabilities	6,431	(1,759)	6,359	(4,045)
Long-term incentives related to acquisitions	—	—	—	(7,759)
Contributor royalties payable	2,119	(1,391)	1,750	(840)
Deferred revenue	8,394	(651)	11,953	(3,633)
Net cash provided by operating activities	$71,388	$29,484	$107,216	$36,343

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(6,789)	(6,247)	(15,337)	(13,966)
Business combination, net of cash acquired	—	—	(72,165)	—
Acquisition of content	(2,907)	(854)	(3,396)	(1,577)
Security deposit (payment) / release	(54)	74	(65)	105
Net cash used in investing activities	$(9,750)	$(7,027)	$(90,963)	$(15,438)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	492	629	1,801	629
Cash paid related to settlement of employee taxes related to RSU vesting	(7,195)	(1,675)	(20,229)	(3,436)
Payment of cash dividend	(7,671)	(6,058)	(15,317)	(12,098)
Net cash used in financing activities	$(14,374)	$(7,104)	$(33,745)	$(14,905)

Effect of foreign exchange rate changes on cash	(144)	93	(36)	(717)
Net increase / (decrease) in cash, cash equivalents and restricted cash	47,120	15,446	(17,528)	5,283

Cash, cash equivalents and restricted cash, beginning of period	363,926	295,711	428,574	305,874
Cash, cash equivalents and restricted cash, end of period	$411,046	$311,157	$411,046	$311,157

Supplemental Disclosure of Cash Information:
Cash paid for income taxes	$6,132	$433	$9,495	$927

Shutterstock, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In thousands, except per share information)
(unaudited)
Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow are not financial measures prepared in accordance with United States generally accepted accounting principles (GAAP). Such non-GAAP financial measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP. Investors are cautioned that non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$29,454	$18,987	$58,968	$23,305
Add / (less) Non-GAAP adjustments:
Depreciation and amortization	10,152	10,851	20,243	21,370
Non-cash equity-based compensation	9,686	3,636	17,896	9,396
Other adjustments, net (1)	(1,323)	(149)	1,139	(662)
Provision for income taxes	5,094	3,707	11,236	5,683
Adjusted EBITDA	$53,063	$37,032	$109,482	$59,092
Adjusted EBITDA margin	27.9%	23.3%	29.3%	18.4%
____________________________________________________________________________________________________________________
(1)Other adjustments, net includes foreign currency transaction gains and losses, and interest income and expense.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$29,454	$18,987	$58,968	$23,305
Add / (less) Non-GAAP adjustments:
Non-cash equity-based compensation	9,686	3,636	17,896	9,396
Tax effect of non-cash equity-based compensation (2)	(2,276)	(854)	(4,205)	(2,208)
Acquisition-related amortization expense	1,400	514	2,499	1,082
Tax effect of acquisition-related amortization expense (2)	(329)	(121)	(587)	(254)
Adjusted net income	$37,935	$22,162	$74,571	$31,321

Net income per diluted share	$0.79	$0.53	$1.58	$0.65
Adjusted net income per diluted share	$1.02	$0.62	$2.00	$0.87
Weighted average diluted shares	37,189	35,906	37,218	35,894
____________________________________________________________________________________________________________________
(2)Statutory tax rates are used to calculate the tax effect of the adjustments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total Revenues	$189,912	$159,230	$373,193	$320,515

Revenue growth	19%	(2)%	16%	(1)%
Revenue growth on a constant currency basis	16%	(1)%	13%	(1)%

E-commerce revenues	$120,715	$98,164	$239,115	$197,900
Revenue growth: E-commerce	23%	1%	21%	1%
Revenue growth: E-commerce on a constant currency basis	20%	2%	18%	2%

Enterprise revenues	$69,197	$61,066	$134,078	$122,615
Revenue growth: Enterprise	13%	(6)%	9%	(6)%
Revenue growth: Enterprise on a constant currency basis	9%	(5)%	6%	(5)%

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$71,388	$29,484	$107,216	$36,343
Capital expenditures	(6,789)	(6,247)	(15,337)	(13,966)
Content acquisition	(2,907)	(854)	(3,396)	(1,577)
Payments associated with long-term incentives related to acquisitions	—	—	—	7,759
Free cash flow	$61,692	$22,383	$88,483	$28,559

Shutterstock, Inc.
Supplemental Financial Data
(unaudited)

 Historical Operating Metrics

	Three Months Ended
	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Subscribers (end of period, in thousands) (1)	321	306	281	255	223	209	194	184
Subscriber revenue (in millions) (2)	$78.1	$76.5	$71.1	$67.6	$62.7	$63.9	$60.5	$60.1

Average revenue per customer (last twelve months) (3)	$356	$342	$333	$328	$326	$329	$330	$327
Paid downloads (in millions) (4)	44.9	45.8	45.8	43.4	44.0	46.8	47.7	46.3
Revenue per download (5)	$4.17	$3.96	$3.91	$3.79	$3.61	$3.42	$3.44	$3.40
Content in our collection (end of period, in millions): (6)
Images	380	370	360	350	340	330	314	297
Footage clips	22	21	21	20	19	18	17	16

Revenue by Sales Channel and Billings(7)

	Three Months Ended
	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
	(in millions)
E-commerce revenue	$120.7	$118.4	$111.8	$102.8	$98.2	$99.7	$100.9	$96.2
Enterprise revenue	69.2	64.9	69.1	62.4	61.1	61.5	65.5	62.8
Total revenue	$189.9	$183.3	$180.9	$165.2	$159.2	$161.3	$166.4	$159.1

Change in total deferred revenue	$8.3	$3.8	$5.2	$6.4	$(0.7)	$(3.0)	$4.4	$0.4
Total billings	$198.2	$187.1	$186.1	$171.7	$158.6	$158.2	$170.8	$159.5

_______________________________________________________________________________________________________________________
(1)Subscribers is defined as those customers who purchase one or more of our monthly recurring products for a continuous period of at least three months, measured as of the end of the reporting period.
(2)Subscriber revenue is defined as the revenue generated from subscribers during the period.
(3)Average revenue per customer is calculated by dividing total revenue for the last twelve-month period by customers. Customers is defined as total active, paying customers that contributed to total revenue over the last twelve-month period.
(4)Paid downloads is the number of downloads that our customers make in a given period of our content. Paid downloads exclude custom content and downloads of content that are offered to customers for no charge, including our free image of the week.
(5)Revenue per download is defined as the amount of revenue recognized in a given period divided by the number of paid downloads in that period excluding revenue from custom content and the impact of revenue that is not derived from or associated with content licenses.
(6)Represents approved images (photographs, vectors and illustrations) and footage (in number of clips) in our library on shutterstock.com at the end of the period. This collection metric excludes content that is not uploaded directly to our site but is available for license by our customers through an application program interface, custom content and certain content that may be licensed for editorial use only.
(7)Certain amounts in the table may not foot due to rounding.